As filed with the Securities and Exchange Commission on September 26, 2023
Registration No. 333-273360
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALLKEM LIVENT PLC
(Exact name of registrant as specified in its charter)
Bailiwick of Jersey	2819	98-1737136
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Co. Clare V14 E370
Ireland
Tel. +353 1 6875238
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Paul W. Graves
Chief Executive Officer
Suite 12, Gateway Hub
Shannon Airport House
Shannon, Co. Clare V14 E370
Ireland
Tel. +353 1 6875238
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Michael Kaplan William H. Aaronson Cheryl Chan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel.: (212) 450-4000	Sara Ponessa General Counsel Livent Corporation 1818 Market Street, Suite 2550 Philadelphia, Pennsylvania 19103 Tel.: (215) 299-5900	Brian J. Fahrney Joseph P. Michaels Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel.: (312) 853-7000	John Sanders Chief Legal Officer and Company Secretary Allkem Limited Riparian Plaza—Level 35 71 Eagle Street Brisbane, Queensland 4000 Australia Tel.: +61 7 3064 3600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the transactions described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
Allkem Livent plc (“NewCo”) has prepared this Amendment No. 2 (this “Amendment No. 2”) to its registration statement on Form S-4, as filed with the Securities and Exchange Commission on July 20, 2023 (and as amended by Amendment No. 1 thereto on September 26, 2023 (“Amendment No. 1”), and as may be further amended from time to time, the “Registration Statement”), solely for the administrative purposes of filing certain exhibits that could not be included in Amendment No. 1 due to the size thereof and making corresponding updates to Item 21 of the Registration Statement. This Amendment No. 2 does not modify any provision of the preliminary proxy statement/prospectus that forms Part I of the Registration Statement and, accordingly, such preliminary proxy statement/prospectus has not been included herein.
1

Part II: Information Not Required in Prospectus
Item 20. Indemnification of Directors and Officers
Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of NewCo is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.
Pursuant to Section 26.1 of the articles of association of the registrant, the registrant must indemnify each director and officer and to the full extent permitted by law.
The registrant’s articles of association provide in relevant part: “To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an administrator or liquidator) and their personal representatives against: (a) all actions, proceedings, costs, charges expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities, or discretions; and (b) without limitation to Article 26.1(a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise in accordance with the Law) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Island or elsewhere. No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.” As used in the foregoing sentences, the term “Officer” means a person appointed to hold office in the registrant, including a director, alternate director or liquidator, but not including the Secretary (as defined in the registrant’s articles of association).
The relevant provision of the Jersey Companies Law is Article 77, which provides:
“(1) Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.
(2) Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against—
a.	any liabilities incurred in defending any proceedings (whether civil or criminal)—
(i) in which judgment is given in the person’s favour or the person is acquitted,
(ii) which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or
(iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;
b.	any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;
c.	any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or
d.	any liability against which the company normally maintains insurance for persons other than directors.
(3) Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.
(4) This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”

The registrant will maintain an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission whilst acting in their capacities as directors or officers of the registrant or its affiliated companies.
Following the completion of the transaction, the registrant will be governed by the NewCo articles of association and the NewCo memorandum of association.
The registrant will enter into separate indemnity agreements with each of its directors to indemnify the director as specified in the applicable indemnity agreement, which may provide for indemnification up to the full extent permitted by the Jersey Companies Law. The foregoing is subject to the detailed provisions of the articles of association of the registrant, the NewCo articles of association, the NewCo memorandum of association and the Jersey Companies Law.
Item 21. Exhibits and Financial Statement Schedules
(a)	The following exhibits are filed herewith unless otherwise indicated:
Exhibit Number	Description
2.1*^
Transaction Agreement, dated as of May 10, 2023, by and among Allkem Limited, Allkem Livent plc (originally named Lightning-A Limited), Livent Corporation, and Lightning-A Merger Sub, Inc., as amended by the Amendment to Transaction Agreement, dated as of August 2, 2023, and as may be further amended from time to time (included as Annex A to the proxy statement/prospectus)

3.1*	Memorandum of Association of NewCo
3.2*	Articles of Association of NewCo
3.3*	Form of Memorandum of Association of NewCo to be adopted in connection with closing of the transaction (included as Annex B to the proxy statement/prospectus)
3.4*	Form of Articles of Association of NewCo to be adopted in connection with closing of the transaction (included as Annex B to the proxy statement/prospectus)
4.1*
Indenture, dated as of June 25, 2020, between Livent Corporation and U.S. Bank National Association (incorporated by reference to Exhibit 4.3 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

4.2*	Form of 4.125% Convertible Senior Notes due 2025 (incorporated by reference to Exhibit 4.4 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
5.1*	Opinion of Ogier (Jersey) LLP as to the legality of the ordinary shares to be issued by NewCo
8.1#	Opinion of Davis Polk & Wardwell LLP as to certain U.S. federal income tax matters
10.1*
Tax Matters Agreement, dated as of October 15, 2018, by and between Livent Corporation and FMC Corporation (incorporated by reference to Exhibit 10.1 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.2*
Agreement dated as of February 21, 1991, as amended among the Province of Catamarca, Argentina, FMC Corporation and Minera del Altiplano S.A. (incorporated by reference to Exhibit 10.2 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.3*
Credit Agreement, dated as of September 28, 2018, among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.3 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.4*
First Amendment to the Credit Agreement, dated May 6, 2020, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.18 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.5*
Second Amendment to the Credit Agreement, dated August 3, 2020, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.19 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.6*
Third Amendment to the Credit Agreement, dated November 5, 2021, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.20 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

Exhibit Number	Description
10.7*
Fourth Amendment to the Credit Agreement, dated December 28, 2021, by and among Livent Corporation, Livent USA Corp., the guarantor subsidiaries described therein, Citibank, N.A., as administrative agent, and the lenders and issuing banks listed therein (incorporated by reference to Exhibit 10.21 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)

10.8*	Amended and Restated Credit Agreement, dated as of September 1, 2022 (incorporated by reference to Exhibit 10.22 to Livent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022)
10.9*	Mining Lease 74/244, granted as of December 24, 2009, of Galaxy Lithium Australia Pty Ltd.
21.1*	Subsidiaries of the Registrant
23.1*	Consent of KPMG LLP, independent registered public accounting firm of Livent Corporation
23.2*	Consent of Ernst & Young, independent auditors of Allkem Limited
23.3**	Consent of Integral Consulting Inc.
23.4*	Consent of Ogier (Jersey) LLP for opinion regarding legality of securities being registered, among other things (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.5#	Consent of Davis Polk & Wardwell LLP for opinion regarding certain U.S. federal income tax matters (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.6**	Consent of BBA Inc.
23.7**	Consent of DRA Americas Inc.
23.8**	Consent of SGS Geological Services
23.9**	Consent of Carl Pednault
23.10**	Consent of Marc Rougier
23.11**	Consent of Mining Plus Pty Ltd.
23.12**	Consent of Albert Thamm, F.Aus.IMM
23.13**	Consent of Hydrominex Geoscience
23.14**	Consent of Gunn Metallurgy
23.15**	Consent of Montgomery & Associates Consultores Limitada
23.16**	Consent of Gunn Metallurgy
23.17**	Consent of Marek Dworzanowski
23.18**	Consent of Frederik Reidel
23.19**	Consent of SLR Consulting (Canada) Ltd.
23.20**	Consent of Wave International Pty Ltd.
23.21**	Consent of WSP Canada Inc.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
96.1*	Technical Report Summary on Mt Cattlin Lithium Project, prepared by Mining Plus Pty Ltd. and Albert Thamm, F.Aus.IMM, dated August 31, 2023
96.2**	Technical Report Summary on Olaroz Lithium Facility, prepared by Hydrominex Geoscience and Gunn Metallurgy, dated August 31, 2023
96.3**	Technical Report Summary on Sal de Vida Lithium Brine Project, prepared by Montgomery & Associates Consultores Limitada and Gunn Metallurgy, dated August 31, 2023
96.4**	Technical Report Summary on Cauchari Lithium Brine Project, prepared by Marek Dworzanowski and Frederik Reidel, dated August 31, 2023
96.5**	Technical Report Summary on James Bay Lithium Project, prepared by SLR Consulting (Canada) Ltd., Wave International Pty Ltd. and WSP Canada Inc., dated August 31, 2023
99.1*	Form of Proxy Card for Livent Special Meeting
99.2*	Fairness Opinion of Gordon Dyal & Co. LLC (included as Annex C to the proxy statement/prospectus)
99.3*	Consent of Gordon Dyal & Co. LLC
99.4*	Consent of Peter Coleman for naming as director of NewCo
99.5*	Consent of Paul W. Graves for naming as director of NewCo
99.6*	Consent of Robert Pallash for naming as director of NewCo
99.7*	Consent of Pablo Marcet for naming as director of NewCo
99.8*	Consent of Steven Merkt for naming as director of NewCo
99.9*	Consent of Florencia Heredia for naming as director of NewCo
99.10*	Consent of Christina Lampe-Önnerud for naming as director of NewCo

Exhibit Number	Description
99.11*	Consent of Michael Barry for naming as director of NewCo
99.12*	Consent of Alan Fitzpatrick for naming as director of NewCo
99.13*	Consent of Fernando Oris de Roa for naming as director of NewCo
99.14*	Consent of John Turner for naming as director of NewCo
99.15*	Consent of Leanne Heywood for naming as director of NewCo
107*	Filing Fee Table
^	Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K (but will be furnished supplementally to the SEC upon request).
*	Previously filed or incorporated by reference herein.
**	Submitted herewith.
#	To be filed by amendment.
Item 22. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on September 26, 2023.
Allkem Livent plc

By: /s/ Donal Flynn
Name: Donal Flynn
Title: Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name and Signature	Title	Date

*	Chief Executive Officer	September 26, 2023
Paul Graves

*	Director	September 26, 2023
Juan Carlos Cruz Chellew

*	Director	September 26, 2023
Gilberto Antoniazzi

/s/ Donal Flynn	Director	September 26, 2023
Donal Flynn

*	Authorized Representative in the United States	September 26, 2023
Juan Carlos Cruz Chellew
* By:	/s/ Donal Flynn
Name: Donal Flynn
Title: Attorney-in-Fact